Friday, July 29, 2011	Exhibit 99.1

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS SECOND QUARTER 2011 RESULTS; 45 CENTS EPS UNCHANGED VERSUS SECOND QUARTER 2010; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, July 29, 2011 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2011.

Selected second quarter 2011 highlights

Net income available to common shareholders was $766,000, or $0.45 per common share, for its second quarter ended June 30, 2011 (second quarter 2011), compared with $828,000, or $0.49 per common share, for the first quarter ended March 31, 2011 (first quarter 2011), and $763,000, or $0.45 per common share, for the second quarter ended June 30, 2010 (second quarter 2010).

Net income available to common shareholders for second quarter 2011 and 2010 is net of preferred stock dividends and accretion of $116,000 and $115,000, respectively.

•	Earnings per common share decreased $0.04, or 8.2%, to $0.45 versus first quarter 2011, and was unchanged versus second quarter 2010.

•	Tax equivalent net interest income increased $110,000, or 2.3%, versus first quarter 2011, and increased $290,000, or 6.3%, versus second quarter 2010.

•
Provision for loan losses was $350,000, versus $330,000 for first quarter 2011 and $260,000 for second quarter 2010. Net loan charge-offs were $349,000, versus $272,000 for first quarter 2011 and $141,000 for second quarter 2010.

•	Non-interest income decreased $171,000, or 12.2%, versus first quarter 2011 and was relatively unchanged versus second quarter 2010.

•	Non-interest expense increased $8,000, or 0.2%, versus first quarter 2011 and $187,000, or 4.4%, versus second quarter 2010.

•
Non-performing assets increased $3.3 million to $15.0 million, or 2.55% of total assets, versus first quarter 2011 and $3.5 million versus second quarter 2010. Loans receivable 30 days or more past due decreased $3.4 million to $8.7 million, or 2.36% of gross loans, versus first quarter 2011 and increased $613,000 versus second quarter 2010.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “Apart from the continued weaknesses in our local economy and its impact on our loan portfolio, we are pleased with our second quarter operating results. Our second quarter 2011 earnings per common share of $0.45, despite significant additional credit related expenses (provision for loan losses, OREO write-down and collection expenses), remained flat as compared with second quarter 2010 results. We continue to achieve growth in each of our core businesses, primarily loans, deposits, and assets under management in our wealth advisory business, while maintaining rigorous expense controls.

“We are acutely focused on managing credit risk. The increase in non-performing assets over first quarter 2011 is a result of the persistent weakness in our local economy and the seasonal challenges facing many local businesses. As a main street community bank we are committed to supporting our small business and retail customers during these difficult economic times, while simultaneously managing credit risk.”

Tax equivalent net interest income for second quarter 2011 increased $110,000, or 2.3%, versus first quarter 2011, and $290,000, or 6.3%, versus second quarter 2010. Average total deposits increased $20.3 million versus first quarter 2011 and increased $21.9 million, or 6.0%, versus second quarter 2010. Average earning assets increased $11.1 million versus first quarter 2011 and increased $10.6 million, or 2.0%, versus second quarter 2010. The net interest margin was unchanged versus first quarter 2011 and increased 15 basis points versus second quarter 2010 to 3.56% for second quarter 2011.

The provision for loan losses for second quarter 2011 was $350,000 versus $330,000 for first quarter 2011 and $260,000 for second quarter 2010. Net loan charge-offs were $349,000, $272,000 and $141,000, for the respective periods. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained relatively unchanged at 1.08%, versus 1.09% for first quarter 2011 and 1.09% for second quarter 2010.

Non-interest income for second quarter 2011 decreased $171,000 versus first quarter 2011 and was relatively unchanged versus second quarter 2010. Trust and Wealth Advisory revenues decreased $71,000 versus first quarter 2011 and increased $105,000 versus second quarter 2010. First quarter 2011 included seasonal revenue related to annual income tax filings. The year-over-year revenue increase results from both growth in managed assets and higher asset valuations. Service charges and fees increased $23,000 versus first quarter 2011 and second quarter 2010. Income from sales and servicing of mortgage loans decreased $111,000 versus first quarter 2011 and $95,000 versus second quarter 2010, due to a drop in fixed rate residential mortgage loan sales and a $16,000 mortgage servicing valuation impairment charge. Mortgage loans sales totaled $2.4 million for second quarter 2011, $6.1 million for first quarter 2011 and $5.2 million for second quarter 2010. The surge in residential mortgage loan refinancing precipitated by the decline in mortgage lending rates to historically low levels in mid-2010 has diminished. Gains on securities represent the accretion of discounts on called securities. Other income for second quarter 2010 included a gain from the sale of real estate.

Non-interest expense for second quarter 2011 increased $8,000 versus first quarter 2011 and $187,000 versus second quarter 2010. Salaries decreased $10,000 versus second quarter 2010 due to changes in staffing levels and mix. Employee benefits increased $64,000 versus second quarter 2010 due to higher health benefits expense, caused by year over year premium increases and higher staff utilization, and higher 401K Plan expense due to the implementation of a Safe Harbor Plan, offset in part by lower pension plan expense. Premises and equipment decreased $15,000 versus first quarter 2011 and increased $73,000 versus second quarter 2010. The year-over-year increase is due primarily to several facilities renovations, equipment replacement and the Sheffield branch relocation to a larger office in August 2010. Data processing decreased $92,000 versus first quarter 2011 and $78,000 versus second quarter 2010 due to a second quarter 2011 one-time vendor rebate. Professional fees increased $20,000 versus first quarter 2011 and decreased $155,000 versus second quarter 2010 due to reduced spending on audit, consulting, legal and investment management services. Collections and OREO increased $119,000 versus first quarter 2011 and $222,000 versus second quarter 2010. Second quarter 2011 included $105,000 of OREO write-downs. FDIC insurance decreased $41,000 versus first quarter 2011 and was unchanged versus second quarter 2010. Other operating expenses increased $44,000 and $39,000, respectively, versus first quarter 2011 and second quarter 2010 due to increases in printing, telecommunications, consumable supplies and other administrative and operational expense categories.

The effective income tax rates for second quarter 2011, first quarter 2011 and second quarter 2010 were 17.18%, 18.27% and 16.38%, respectively.

Net loans receivable increased $3.7 million during second quarter 2011 to $364.9 million at June 30, 2011 from $361.2 million at March 31, 2011, and increased $12.5 million for year-to-date 2011 from $352.4 million at December 31, 2010.

The persistent weakness in the local and regional economies has continued to adversely impact the credit quality of Salisbury’s loans receivable. Total impaired and potential problem loans increased $1.9 million during second quarter 2011 to $31.6 million, or 8.6% of gross loans receivable at June 30, 2011, from $29.7 million, or 8.1% of gross loans receivable at March 31, 2011, and increased $8.3 million for year-to-date 2011 from $23.3 million, or 6.6% of gross loans receivable at December 31, 2010.

Non-performing assets increased $3.3 million during second quarter 2011 to $15.0 million, or 2.55% of assets at June 30, 2011, from $11.7 million, or 2.04% of assets at March 31, 2011, and increased $1.1 million in 2011 from $10.8 million, or 1.87% of assets at December 31, 2010.

The second quarter 2011 increase in non-performing assets resulted from $4.5 million of loans being placed on non-accrual status, offset in part by $452,000 of loan charge-offs and OREO write-downs, $355,000 of loan repayments, $308,000 from the sale of real estate acquired in settlement of a loan and a $150,000 decrease in accruing loans past due 90 days or more. At June 30, 2011, 44.0% of non-accrual loans were current with respect to loan payments, compared with 20.4% at March 31, 2011 and 30.8% at June 30, 2010.

Salisbury has cooperative relationships with the vast majority of its non-performing loan customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

On a more positive note, loans past due 30 days or more decreased $3.3 million during second quarter 2011 to $8.7 million, or 2.36% of gross loans receivable at June 30, 2011, from $12.0 million, or 3.31% of gross loans receivable at March 31, 2011, and decreased $0.2 million in 2011 from $8.9 million, or 2.51% of gross loans receivable at December 31, 2010.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2011 the Bank’s Tier 1 leverage and total risk-based capital ratios were 6.79% and 11.19%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 8.45% and 13.93%, respectively. Salisbury’s higher ratios reflect the inclusion of the Treasury’s $8.8 million CPP investment, all of which has been retained by the holding company.

At June 30, 2011, Salisbury’s assets totaled $588 million. Book value and tangible book value per common share were $29.17 and $22.68, respectively. Tangible book value excludes goodwill and core deposit intangibles.

Second quarter 2011 dividend

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their July 29, 2011 meeting. The dividend will be paid on August 26, 2011 to shareholders of record as of August 12, 2011.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month period ended June 30,		Six month period ended June 30,
STATEMENT OF INCOME	2011	2010	2011	2010
Interest and dividend income	$6,020	$6,231	$12,058	$12,250
Interest expense	1,403	1,905	2,934	3,888
Net interest and dividend income	4,617	4,326	9,124	8,362
Provision for loan losses	350	260	680	440
Trust and wealth advisory	596	491	1,263	1,036
Service charges and fees	522	499	1,022	952
Gains on sales of mortgage loans, net	59	122	192	164
Mortgage servicing, net	(5)	27	26	60
Gains on securities, net	-	1	11	1
Other	58	89	117	146
Non-interest income	1,230	1,229	2,631	2,359
Salaries	1,657	1,668	3,386	3,239
Employee benefits	650	586	1,283	1,216
Premises and equipment	568	495	1,151	1,011
Data processing	285	363	662	772
Professional fees	300	455	577	857
Collections and OREO	243	21	367	43
FDIC insurance	182	182	405	354
Marketing and community contributions	92	59	160	121
Amortization of core deposit intangibles	56	56	111	111
Other	399	360	754	833
Non-interest expense	4,432	4,245	8,856	8,557
Income before income taxes	1,065	1,050	2,219	1,724
Income tax provision	183	172	394	251
Net income	882	878	1,825	1,473
Net income available to common shareholders	766	763	1,594	1,243
Per common share
Basic and diluted earnings	$0.45	$0.45	$0.94	$0.74
Common dividends paid	0.28	0.28	0.56	0.56
Statistical data
Tax equivalent net interest and dividend income	4,875	4,585	9,641	8,880
Net interest margin (tax equivalent)	3.56%	3.41%	3.56%	3.33%
Efficiency ratio (tax equivalent)	70.41	71.70	70.09	74.77
Return on average assets	0.53	0.54	0.56	0.44
Effective tax rate	17.18	16.38	17.75	14.56
Return on average common shareholders’ equity	6.38	6.77	6.80	5.61
Weighted average equivalent common shares outstanding, diluted	1,689	1,687	1,688	1,687

Salisbury Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

FINANCIAL CONDITION	June 30, 2011	December 31, 2010	June 30, 2010
Total assets	$588,315	$575,470	$565,522
Loans receivable, net	364,854	354,449	342,130
Allowance for loan losses	3,979	3,920	3,768
Securities	145,492	153,510	161,514
Cash and cash equivalents	43,944	26,908	21,614
Goodwill and intangible assets, net	10,960	11,071	11,182
Demand (non-interest bearing)	78,985	71,565	71,255
Demand (interest bearing)	63,651	63,258	57,588
Money market	113,316	77,089	74,942
Savings and other	93,341	93,324	88,438
Certificates of deposit	109,736	125,053	131,767
Deposits	459,029	430,289	423,990
Federal Home Loan Bank advances	55,460	72,812	74,946
Repurchase agreements	12,359	13,190	8,120
Shareholders' equity	58,109	55,016	54,389
Non-performing assets	15,015	10,751	11,520
Per common share
Book value	$29.17	$27.37	$27.00
Tangible book value	22.68	20.81	20.38
Statistical data
Non-performing assets to total assets	2.55%	1.87%	2.03%
Allowance for loan losses to total loans	1.08	1.10	1.09
Allowance for loan losses to non-performing loans	27.31	38.65	32.71
Common shareholders' equity to assets	8.37	8.03	8.06
Tangible common shareholders' equity to assets	6.51	6.10	6.08
Tier 1 leverage capital	8.45	8.39	8.35
Total risk-based capital	13.93	13.91	13.39
Common shares outstanding, net (period end)	1,689	1,688	1,688